Exhibit 5.1

April 20, 2015

National Storage Affiliates

5200 DTC Parkway, Suite 200

Greenwood Village, CO 80111

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration statement on Form S-11 (File No. 333-202113) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in connection with the offer and sale by the Company of up to 23,000,000 common shares of beneficial interest, par value $0.01 per share (the “Shares”), including up to 3,000,000 Shares that may be sold pursuant to the underwriters’ option to purchase additional shares, in an underwritten initial public offering, which are to be sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company, Jefferies LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such trust records, documents, certificates and other instruments as in our judgment are necessary or appropriate.  As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of trustees of the Company, the Shares will be legally issued, fully paid, and nonassessable.

This foregoing opinion is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP